Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Third Quarter 2017 Results

SAN DIEGO, November 9, 2017 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions and tablets, today announced results for its third quarter ended September 30, 2017.

Net sales for the third quarter of 2017 amounted to $6.0 million, which represented a $3.0 million, or 33%, decrease from $9.0 million for the third quarter of 2016.  The decrease was primarily attributable to reduced sales to a large retail customer who curtailed purchases during the quarter from all vendors due to inflated inventories of non‑InfoSonics products.  Sales to Central American customers were also soft, partially offset by increased sales to U.S.‑based Latin American distributors.

Gross profit in the 2017 third quarter was $606,000, a 31% decrease compared to $884,000 for the third quarter of 2016.  Our gross profit margin as a percent of sales in the 2017 third quarter was 10.1%, an increase from 9.8% for the 2016 third quarter.  The reduction in gross profit in the current quarter is a result of the low level of sales, against fixed overhead costs, as well as a higher level of promotional credits given to certain customers.  The reduced gross profit margin in the prior year quarter was caused by a combination of price pressure and increased costs from our China manufacturers as the wireless industry underwent an unprecedented shakeup in its supply chain during which a loss of capacity resulted in supply shortages and rising prices.

Operating expenses in the third quarter of 2017 were $2,320,000, a 31% increase compared to $1,775,000 in the 2016 third quarter.  The increase was the result of expenses incurred in connection with the pending Cooltech merger, which amounted to $1,022,000 during the period.  Such expenses were substantially funded by $948,000 in net proceeds from the August 2, 2017 sale of shares of our common stock to certain investors affiliated with Cooltech.  The increase in expenses was partially offset by reduced legal expenses after settling all outstanding patent litigation in September 2016, and other expense reduction actions we implemented over the last year.  The most significant offsetting decreases were in wages and benefits, product certification and marketing.

The net loss for the 2017 third quarter was $1,761,000, $0.56 per share, compared to net loss of $945,000, $0.33 per share, in the third quarter of 2016 (both periods adjusted for the recent post-third quarter reverse stock split).

At September 30, 2017, we had $453,000 in cash, $8.0 million of net working capital and no outstanding funded debt.

As previously disclosed, on July 25, 2017, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Cooltech Holding Corp. (“Cooltech”), pursuant to which we will acquire Cooltech and Cooltech will become a wholly-owned subsidiary of InfoSonics. The Merger Agreement provides that we will issue an aggregate of 12.5 million shares (as adjusted for our 1-for-5 reverse stock split) of our common stock in exchange for all of the outstanding capital stock of Cooltech.  Following the Merger and related transactions, the former stockholders of Cooltech will hold approximately 84% of our common stock on a fully-diluted basis and we have agreed to cause three of our directors to resign and to appoint four Cooltech nominees to the Board of Directors, such that four of our five directors will be nominees of Cooltech. The Merger and the transactions contemplated thereby are subject to a number of customary closing conditions, including approval of the Merger Agreement and the Merger by our stockholders. Our stockholders will be asked to vote on the adoption and approval of the Merger Agreement and the Merger at a special meeting of stockholders to be called by us.

About InfoSonics Corporation
InfoSonics is a San Diego-based manufacturer and provider of wireless handsets, tablets and related products to carriers, distributors and retailers in Latin America under the verykool® brand.  The company is committed to delivering quality products with innovative designs that appeal to consumers and offer exceptional value.  Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Past performance in any period may not be indicative of future results in the next period or the same period in a subsequent year.  We also experience seasonal revenue fluctuations that can be significant from one quarter to another.  Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict.  Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) the pending Merger transaction and related PIPE stock sale may not close and could expose us to significant expenses in connection with the Merger; (2) if the Merger does close, we will be subject to substantially all the liabilities of Cooltech and will be faced with the integration process, which could have a materially adverse effect on our business; (3) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (4) our ability to source our verykool® handsets and successfully introduce them into new markets; (5) our ability to have access to adequate capital to fund operations; (6) our ability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (7) foreign exchange rate fluctuations and/or devaluation of a foreign currency (most notably the Mexican peso) and our ability to effectively hedge for such fluctuations or devaluations, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users and decrease profitability; (8) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets or expanding in existing markets, including geographies, products, services and big box retailers; (9) an interruption or failure of our information systems or subversion of access or other system controls, including private information, may result in a significant loss of business, assets, or competitive information; (10) significant changes in supplier terms and relationships or shortages in product supply; (11) loss of business from one or more significant customers; (12) customer and geographical accounts receivable concentration risk and other related risks; (13) rapid product improvement and technological change resulting in inventory obsolescence; (14) extended general economic downturn in world markets; (15) uncertain political and economic conditions internationally, including terrorist or military actions; (16) the loss of a key executive officer or other key employees and the integration of new employees; (17) changes in consumer demand for multimedia wireless handset products and features; (18) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (19) seasonal buying patterns; (20) the resolution of any litigation for or against the Company, including patents; and (21) the ability of the Company to generate taxable income and remain a viable business (as well as remaining listed on Nasdaq or publicly traded otherwise) in future periods. These forward-looking statements speak only as of the date of this report and we undertake no obligation to publicly update any forward-looking statements to reflect new or changing information, events or circumstances after the date of this release. We have instituted in the past, and continue to institute, changes to our strategies, operations and processes to address risks and uncertainties and to mitigate their impacts on our business, results of operations and financial condition. However, no assurances can be given that we will be successful in these efforts. For a further discussion of significant risk factors to consider, see “Risk Factors” below in this report and in “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K. In addition, other risks or uncertainties may be detailed from time to time in our future SEC filings.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where To Find It

The Merger will be submitted to the stockholders of the Company for their consideration. On September 19, 2017, the Company filed with the SEC a Registration Statement on Form S-4 that included a proxy statement/prospectus of the Company, and that was amended on October 31, 2017.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by InfoSonics free of charge by directing a request to Vernon A. LoForti, Vice President and Chief Financial Officer, InfoSonics Corporation, 3636 Nobel Drive, Suite 325, San Diego, CA  92122, vern.loforti@infosonics.com; Phone: 858‑373-1675.

Participants in the Solicitation

The Company, Cooltech, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. Information regarding the interests of the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Company stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about the Company’s executive officers and directors in its Annual Report on Form 10-K, filed with the SEC on March 10, 2017 and amended on April 27, 2017.

Contact:

Vernon A. LoForti
Chief Financial Officer
vern.loforti@infosonics.com
858-373-1675

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InfoSonics Corporation and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$6,008	$8,989	$17,526	$30,525
Cost of sales	5,402	8,105	15,993	27,306
Gross profit	606	884	1,533	3,219
Selling, general and administrative expenses	2,320	1,775	5,055	5,605
Operating loss	(1,714)	(891)	(3,522)	(2,386)
Other expense:
Interest, net	(45)	(54)	(138)	(173)
Other expense	(2)	—	(14)	(321)
Loss before provision for income taxes	(1,761)	(945)	(3,674)	(2,880)
Provision for income taxes	—	—	(3)	(3)
Net loss	$(1,761)	$(945)	$(3,677)	$(2,883)
Net loss per share (basic and diluted)	$(0.56)	$(0.33)	$(1.24)	$(1.00)
Basic and diluted weighted-average number of common shares outstanding	3,166	2,878	2,974	2,878
Comprehensive loss:
Net loss	$(1,761)	$(945)	$(3,677)	$(2,883)
Foreign currency translation adjustments	(52)	(220)	444	(851)
Comprehensive loss	$(1,813)	$(1,165)	$(3,233)	$(3,734)

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	September 30, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$453	$2,200
Trade accounts receivable, net of allowance for doubtful accounts of $115 and $113, respectively	5,595	7,507
Other accounts receivable	8	62
Inventory	4,918	4,071
Prepaid assets	1,424	1,670
Total current assets	12,398	15,510
Property and equipment, net	390	132
Other assets	51	384
Total assets	$12,839	$16,026
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,871	$3,839
Accrued expenses	1,552	1,597
Total current liabilities	4,423	5,436
Commitments and Contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized; 3,378 and 2,878 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	3	3
Additional paid-in capital common stock	34,217	33,158
Accumulated other comprehensive loss	(2,251)	(2,695)
Accumulated deficit	(23,553)	(19,876)
Total stockholders’ equity	8,416	10,590
Total liabilities and stockholders’ equity	$12,839	$16,026

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	For the Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(3,677)	$(2,883)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	122	65
Provision for obsolete inventory	58	(98)
Provision for bad debts	2	19
Loss on disposal of fixed assets	2	—
Stock-based compensation	111	225
(Increase) decrease in:
Trade accounts receivable	1,910	1,747
Other accounts receivable	54	25
Inventory	(905)	2,009
Prepaid assets	246	43
Other assets	(7)	(183)
(Decrease) increase in:
Accounts payable	(968)	(1,668)
Accrued expenses	(45)	14
Net cash used in operating activities	(3,097)	(685)
Cash flows from investing activities:
Purchase of property and equipment	(42)	(62)
Net cash used in investing activities	(42)	(62)
Cash flows from financing activities:
Borrowings on line of credit	—	1,578
Repayment on line of credit	—	(938)
Sale of common stock	948	—
Net cash provided by financing activities	948	640
Effect of exchange rate changes on cash	444	(851)
Net decrease in cash and cash equivalents	(1,747)	(958)
Cash and cash equivalents, beginning of period	2,200	2,647
Cash and cash equivalents, end of period	$453	$1,689
Cash paid for interest	$165	$185
Cash paid for income taxes	$5	$—

Non-cash investing activities:
Transfer of other assets to property and equipment	$340	$—